EXHIBIT 3.5

                            STATE OF DELAWARE
                       CERTIFICATE OF AMENDMENT
                    OF CERTIFICATE OF INCORPORATION

ThermaFreeze, Incorporated, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

FIRST: That at a meeting of the Board of ThermaFreeze, Incorporated, resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "four (4)" so that, as amended, said Article shall be and read as follows:

"The total number of shares of stock which this corporation is authorized to issue is:

-  40,000,000 Shares of Common Stock at $.001 Par Value
-  10,000,000 Shares of Preferred Stock at $.001 Par Value

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed by THOMAS PRYOR, an Authorized Officer, this 11th day of May, 1999.


By:  s/s Thos Pryor, CFO
------------------------
Authorized Officer

THOMAS PRYOR
Chief Financial Officer

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